Exhibit 99.1

Crexendo Reports Second Quarter 2012 Financial Results

PHOENIX, AZ--(Marketwire - Aug 9, 2012) - Crexendo, Inc. (NYSE MKT: EXE), a hosted services company that provides e-commerce software, website development, web hosting, search engine optimization, link building, hosted telecommunication services and broadband internet for businesses and entrepreneurs, today reported financial results for its second quarter ended June 30, 2012.

Second Quarter 2012 Compared to 2011

Net loss for the second quarter of 2012 was $117,000 or $0.01 per diluted common share, compared to a net loss of $9,345,000 or $0.88 per diluted common share in the prior year quarter. Loss before income tax provision for the second quarter of 2012 was $104,000 compared to a loss of $3,183,000 in the prior year quarter. The income tax provision for the second quarter of 2012 was $13,000, compared to an income tax provision of $6,162,000 in the prior year quarter.

Cash provided from operations for the second quarter of 2012 was $87,000 compared to cash provided by operations of $538,000 for the prior year quarter. As of June 30, 2012, cash, cash equivalents, and restricted cash were $10,408,000 working capital was $9,405,000, and working capital excluding deferred revenue was $17,179,000. Total current and long-term trade receivables were $9,360,000 as of June 30, 2012.

Segment Results

StoresOnline

Revenue for the second quarter of 2012 decreased 76% to $4,054,000 compared to $16,928,000 for the prior year quarter. Total segment operating expenses decreased 95% to $944,000 compared to $18,103,000 for the prior year quarter.

Segment other income, primarily related to interest on the collection of accounts receivable decreased 61% to $504,000 during the second quarter of 2012 from $1,276,000 in the prior year quarter.

Total segment income before income taxes increased 3,478% to $3,614,000 in the second quarter of 2012 from $101,000 in the prior year quarter.

Crexendo Web Services

Revenue for the second quarter of 2012 increased 26% to $692,000, from $550,000 in the prior year quarter. Web Services backlog, which is anticipated to be recognized within the next twelve months, was $1,007,000 at June 30, 2012 compared to a backlog of $1,196,000 at June 30, 2011. The decrease in our backlog is the result of increased fulfillment efforts during the quarter which generated the $142,000 increase in revenue over the prior year quarter.

Total segment operating expenses increased 18% to $1,358,000 during the current quarter compared to $1,149,000 in the prior year quarter. The increase in segment operating expenses is primarily due to higher expenses associated with the increase in our sales representatives. Total segment operating loss increased 11% to $666,000 in the second quarter of 2012 compared to $599,000 in the prior year quarter.

Crexendo Network Services

Revenue for the second quarter of 2012 increased to $168,000 from $18,000 in the prior year quarter. Total Network Services operating expenses were $851,000 for the second quarter of 2012 compared to $507,000 in the prior year quarter. Network Services backlog, which is anticipated to be recognized within the next thirty-six months, was $1,292,000 at June 30, 2012 compared to no backlog at June 30, 2011.

Steven G. Mihaylo, Chief Executive Officer of Crexendo, stated, "Our business continues to be effected by improvements to our sales channel. I am pleased with the advances we made this quarter. We are starting to see improvements in our sales process and sales efforts specifically in our network services division. Our hosted telecommunications offering continues to show growth, with a 124% increase in revenue in the second quarter compared to the first quarter of 2012. Although we have not made as many hires as I would like, we are starting to see progress in our hiring process. We have seen improved success with our recent new hires and believe we will have improved retention rates going forward. As of today we have 29 direct sales representatives selling both our web services and our hosted telecommunications offerings, which is an increase of 5 from the prior quarter. We are building sales momentum and expect continued improvements.

"I continue to be impressed with how our products and services continue to improve and develop. We are continuing to improve our lead generation process. We rolled out our University Program curriculum, and it has been excitedly embraced in our first classroom setting. We expect to have our University Program offerings in four universities by year end. We anticipate that by the end of 2013 to have the program offered at a far greater number of universities. We believe the University Program will provide increased lead flow, improved market acceptance and brand recognition of our products. On other fronts we continue to reduce costs and improve efficiencies. I am absolutely convinced we are focused on the right market segment and know our products and services are competitive in the marketplace. Our primary job and focus is to grow and develop the efficiencies of our sales teams, and I am confident with the changes we have made that we will be able to attract and retain quality sales representatives to sell our products. We are guided by the core principle of providing the best products and services to our customers and increase shareholder value."

Doug Gaylor, COO and President, stated, "I am very proud of the commitment and caliber of our employees. The team is working together toward a common goal of providing world-class products and services. Some of the changes we have made to our sales process are beginning to take hold. I am impressed with the quality of our recent hires, and I am also very pleased with the changes we have made to our training program which I believe increases the likelihood of our sales representatives being successful. Our lead generation process is also getting better; we have made improvements to our process and recently hired a director to manage lead generation. We will be concentrating our lead process efforts on a number of sources including trade shows, speaking engagements, associations and organizations, webinars, drip campaigns and the University Program. I am very excited about our progress and our future."

Conference Call

The Company is hosting a conference call today, August 9, 2012 at 4:30 PM EST. The conference call will be broadcast live over the Internet at http://www.crexendo.com. If you do not have Internet access, the telephone dial-in number is 888-500-6974 for domestic participants and 719-457-2658 for international participants. The conference ID to join the call is 4290549. Please dial in five to ten minutes prior to the beginning of the call at 4:30 PM EST.

About Crexendo

Crexendo is a hosted services company that provides e-commerce software, website development, web hosting, search engine optimization, link building, cloud based telecommunication services, and broadband internet for businesses and entrepreneurs. Crexendo's services are designed to make enterprise-class hosting services available to small and medium-sized businesses at affordable monthly rates.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo (i) business being effected by economic conditions and improvements to the sales channel; (ii) being pleased with the advances made this quarter; (iii) seeing improvements in the sales process and sales efforts; (iii) seeing progress in hiring process as well as improved success with recent new hires resulting in improved retention rates going forward; (iv) building sales momentum and expect continued improvements; being impressed with how its products and services continue to improve and develop; (v) continuing to improve lead generation process; (vi) rolling out the University Program curriculum with it being excitedly embraced in the first classroom setting; (vii) rolling out the University Program offerings in four universities by year end and that by the end of 2013 to have the program rolled out offered at a far greater number of universities; (viii) believing the University Program will increase lead flow, improve market acceptance and brand recognition of products; (ix) continuing to reduce costs and improve efficiencies; (x) being focused on the right market segment and knowing its products and services are competitive in the marketplace; (xi) primary job and focus is to grow and develop the efficiencies of our sales teams; (xii) being confident that the Company will be able to attract and retain quality sales representatives to sell products; (xiii) being guided by the core principal of providing the best products and services to customers and increase shareholder value; (xiv) being very proud of the commitment and caliber of our employees; (xv) team working together toward a common goal of providing world class products and services; (xv) having some of the changes made to sales process beginning to take hold; (xvi) being impressed with the quality of our recent hires and with the changes we have made to its training program; (xvii) changes increasing the likelihood of our sales representatives being successful; (xvii) lead generation process getting better with improvements to process; and (xviii) concentrating lead process efforts on a number of sources including trade shows, speaking engagements, associations and organizations, webinars, drip campaigns and the University Program.

For a more detailed discussion of risk factors that may affect Crexendo's operations and results, please refer to the company's Form 10-K for the period ended December 31, 2011 and Forms 10Q for the periods ending March 31, 2012 and June 30, 2012. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)
(unaudited)

	June 30, 2012	December 31, 2011
Assets

Current Assets:
Cash and cash equivalents	$8,443	$8,658
Restricted cash	1,965	1,965
Trade receivables, net of allowance of doubtful accounts of $852 as of June 30, 2012 and $3,512 as of December 31, 2011	7,735	9,420
Inventories	204	232
Equipment financing receivables	9	-
Income taxes receivable	514	552
Prepaid expenses and other	762	725
Total Current Assets	19,632	21,552

Certificate of deposit	500	500
Long-term trade receivables, net of allowance of doubtful accounts of $185 as of June 30, 2012 and $1,949 as of December 31, 2011	1,625	6,097
Long term equipment financing receivables	16	-
Property and equipment, net	3,718	4,055
Deferred income tax assets, net	272	279
Intangible assets	42	79
Goodwill	265	265
Other long-term assets	213	233
Total Assets	$26,283	$33,060

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$463	$1,153
Accrued expenses and other	1,718	2,240
Dividend payable	-	211
Deferred income tax liability	272	279
Deferred revenue, current portion	7,774	9,288
Total Current Liabilities	10,227	13,171

Deferred revenue, net of current portion	1,637	6,123
Other long-term liabilities	250	419
Total Liabilities	12,114	19,713

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	-	-
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 10,669,201 shares outstanding as of June 30, 2012 and 10,523,078 shares outstanding as of December 31, 2011	11	11
Additional paid-in capital	49,680	48,938
Accumulated deficit	(35,522)	(35,602)
Total Stockholders' Equity	14,169	13,347

Total Liabilities and Stockholders' Equity	$26,283	$33,060

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share and share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenue	$4,914	$17,496	$10,169	$32,064
Operating expenses:
Cost of revenue	1,298	7,675	2,719	13,980
Selling and marketing	984	10,076	1,917	18,839
General and administrative	2,741	3,333	5,774	6,092
Research and development	505	871	1,099	1,743
Total operating expenses	5,528	21,955	11,509	40,654

Loss from operations	(614)	(4,459)	(1,340)	(8,590)

Other income (expense):
Interest income	524	1,316	1,266	2,469
Interest expense	-	(1)	-	(2)
Other income (expense), net	(14)	(39)	14	(33)
Total other income, net	510	1,276	1,280	2,434

Loss before income tax provision	(104)	(3,183)	(60)	(6,156)

Income tax benefit (provision)	(13)	(6,162)	140	(5,040)

Net (loss) income	$(117)	$(9,345)	$80	$(11,196)

Net income (loss) per common share:
Basic	$(0.01)	$(0.88)	$0.01	$(1.05)
Diluted	$(0.01)	$(0.88)	$0.01	$(1.05)

Dividends per common share:	$0.00	$0.02	$0.02	$0.04

Weighted average common shares outstanding:
Basic	10,634,104	10,642,384	10,582,372	10,640,489
Diluted	10,634,104	10,642,384	10,614,888	10,640,489

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Stockholders' Equity
Six Months Ended June 30, 2012
(In thousands, except share data)
(unaudited)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
Balance, December 31, 2011	10,523,078	$11	$48,938	$(35,602)	$13,347
Expense for stock options granted to employees	-	-	455	-	455
Proceeds from the exercise of stock options	146,123	-	498	-	498
Dividends declared	-	-	(211)	-	(211)
Net income	-	-	-	80	80
Balance, June 30, 2012	10,669,201	$11	$49,680	$(35,522)	$14,169

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$80	$(11,196)
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	759	704
Impariment of inventory and intangible assets	-	1,075
Expense for stock options issued to employees	455	362
Deferred income tax provision	-	5,973
Change in uncertain tax positions	(167)	-
Changes in assets and liabilities:
Trade receivables	6,157	(3,223)
Equipment financing receivables	(25)	-
Inventories	28	345
Income taxes receivable	38	570
Prepaid expenses and other	(37)	411
Other long-term assets	20	(8)
Accounts payable, accrued expenses and other	(573)	(1,624)
Deferred revenue	(6,000)	4,773
Other long-term liabilities	4	(931)
Net cash provided by (used for) operating activities	739	(2,769)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(1,024)	(348)
Investment in subsidiary	-	(56)
Net cash used for investing activities	(1,024)	(404)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	498	60
Repurchase of common stock	-	(89)
Payments made on contingent consideration	(6)	-
Dividend payments	(422)	(427)
Net cash provided by (used for) financing activities	70	(456)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(215)	(3,629)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,658	14,207
CASH AND CASH EQUIVALENTS, END OF PERIOD	$8,443	$10,578

Supplemental disclosure of cash flow information:
Cash paid (received) during the period:
Interest	$-	$1
Income taxes	(11)	(569)
Supplemental disclosure of non-cash investing and financing information:
Dividends declared	-	213
Purchase of property and equipment included in accounts payable	16	395

Contact:
Crexendo, Inc.
Steven G. Mihaylo
CEO
775-530-3955
Stevemihaylo@crexendo.com